Exhibit 10.1

LABOR AGREEMENT

BETWEEN

BLUE RIDGE PAPER PRODUCTS INCORPORATED

AND

UNITED STEEL, PAPER AND FORESTRY, RUBBER,
MANUFACTURING, ENERGY, ALLIED INDUSTRIAL AND SERVICE
WORKERS INTERNATIONAL UNION

PREAMBLE

THIS AGREEMENT is made and entered into this 14th day of May 2006, by and between Blue Ridge Paper Products Incorporated (the “Company”), for its plants or mills located at Canton, North Carolina; Waynesville, North Carolina; Athens, Georgia; Clinton, Iowa, and Olmsted Falls, Ohio, hereinafter referred to as the “Company”, and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) AFL-CIO, CLC, on behalf of Local 2-0507; Local 3-0794; Local 7-0761; and Local 5-0673, both hereafter referred to as the “Union.”

ARTICLE I
RECOGNITION

The Company recognizes the Union as the sole and exclusive bargaining representative for the purposes of collective bargaining with respect to rates of pay, wages, hours of employment, and other conditions of employment for all production and maintenance employees of the Company’s facilities as described in the Preamble, but excluding all clerical employees, professional employees, guards and supervisors as defined under the National Labor Relations Act as amended.

ARTICLE II
GENERAL PURPOSE

A.           The general purpose of this Agreement is in the mutual interest of the Company, its staff employees and the employees represented by the Union, to provide for the uninterrupted operation of the plant under methods which will further to the fullest extent possible the safety, welfare, and health of the employees, economy of operation, quality and quantity of output, cleanliness and maintenance of the plant, and the protection of the property.  The Union recognizes its responsibilities as the exclusive bargaining agent of the employees covered by the Agreement, and realizes that in order to provide maximum opportunities for continuing employment, good working conditions, and fair and equitable wages, the Company must be in a strong competitive position.

B.             Therefore, it shall be the duty of the Company, its staff employees, and the employees represented by the Union, to cooperate fully, individually and collectively, in this regard.  Further insure this ESOP be accepted as a part of this Agreement by reference.  This clause shall not be used to discriminate against any employee’s rights under this Agreement.

ARTICLE III
EQUAL EMPLOYMENT OPPORTUNITY

A.           The Company and the Union agree that all employees shall have equal employment opportunities regardless of race, color, religion, sex, national origin, and within the framework of federal and state laws regarding age discrimination.

B.             The Company and the Union shall observe the rights of the handicapped as provided in the Rehabilitation Act of 1973 and the rights of disabled veterans and veterans of the Vietnam era as provided in the Vietnam Era Veterans’ Readjustment Assistance Act.

C.             Wherever used in this Agreement, the masculine personal pronoun and/or the feminine personal pronoun shall have equal application to the other.

ARTICLE IV
LENGTH OF AGREEMENT

THIS AGREEMENT shall remain in full force and effect from May 14, 2006 through May 13, 2009, and from year to year thereafter, unless terminated in accordance with the provisions outlined below. The terms of this Agreement will not be altered, varied, or amended except by mutual agreement in writing and signed by the parties hereto.

ARTICLE V
CHANGES OR MODIFICATION

In the event that either party desires to change any provisions of this Agreement, it shall give written notice of such desire by certified mail to the other party not more than ninety (90) days nor less than sixty (60) days in advance of the anniversary date or May 14, 2009.  The giving of notice, as provided above, shall constitute an obligation upon both parties to negotiate in good faith all questions at issue with the intent of reaching a written agreement prior to the anniversary date.

ARTICLE VI
TERMINATION OF AGREEMENT

A.           At any time after May 14, 2009, or any anniversary date thereafter, if no agreement on the questions at issue has been reached, either party may give written notice to the other party of intent to terminate the Agreement in not less then ten (10) days.

All provisions of the Agreement shall remain in full force and effect until the specified time has elapsed.  During this period, attempts to reach agreement shall be continued.

B.             If the parties have failed to resolve their differences before the specified time has elapsed, all obligations under this Agreement are automatically cancelled.

ARTICLE VII
NO INTERRUPTION OF PRODUCTION

There shall be no lockouts by the Company, or strikes, slowdowns or work stoppage of any kind by the Union, its representatives, agents or members during the duration of this Agreement.

ARTICLE VIII
SENIORITY

The principles of seniority shall govern in promotions, layoff, demotions, and filling of vacancies, transfers and recalls as hereinafter provided.

A.           An employee shall be considered probationary for the first sixty- (60) calendar days, after which he shall be considered a regular employee and his seniority shall date from the most recent date of hire.  During the probationary period, the Company shall have the right to transfer or discharge such employee and any such action shall not be subject to the grievance and arbitration procedure.

B.             For the purpose of this Agreement, employees shall have four (4) types of seniority:  Plant Seniority; Department Seniority; Group Seniority and Job Seniority.  The type of seniority used at each location and the method of application shall be governed by each Local supplement that is a part of this agreement.  Such supplement shall apply to each location named in each supplement.   Should a question of Local supplement application occur and it cannot be resolved by the location, then this Master Agreement shall apply.  Seniority as it pertains to employees within the bargaining unit shall retain the same application as is accrued with Champion International Corporation

C.             Seniority shall be broken and employment terminated for the following reasons:

1.               Voluntary quit.

2.               Discharge for just cause.

3.               Failure to return from a leave of absence as of the first scheduled workday following the termination date of the leave.

4.               Absent from work for three (3) consecutive scheduled workdays without proper notification to the Company.  Excluded in the computation of “days” in this sentence are Saturdays, Sundays, and Holidays.

5.               Employment on another job while on a leave of absence except as provided in Article XX, Section B & C.

6.               Failure to notify the Company of intent to return to work within seven (7) days following receipt of certified letter sent to the employee’s address as carried on the Company’s records and failure to return to work from layoff within ten (10) days following receipt of such letter.

7.               Exceptions may be made to 3, 4 and 6, if a justifiable reason is given.

D.            PROMOTIONS IN LINES OF PROGRESSION

When promotions are to be made at any location, the language as applied in each Local Supplement shall be the controlling language.

E.              JOB BIDDING

Job bidding shall be applied by using the employee’s seniority as developed in each Local Supplement.

F.              TEMPORARY VACANCIES

Temporary vacancies shall be filled in accordance with the method of application developed in each Local Supplement.

G.            DEMOTIONS AND LAYOFFS

Demotions and layoffs shall follow the reverse order of promotions.  The method of administering this seniority provision for demotions and layoffs shall be developed in each Local Supplement.  However, in any location probationary employees shall be laid off first.  Layoffs from the plant shall be by plant seniority.  Any employee’s job classification affected by a layoff shall be given an opportunity to receive at least thirty (30) days training prior to being reduced from their line of progression, job, group, department or the plant.

H.            RECALL

Recall of laid off employees shall be in the reverse order of layoff seniority.  Employees laid off shall retain their plant seniority.

I.                 TRANSFERS

Transfers between lines of progression or departments shall be governed by the use of seniority application determined at each Local facility.  When a vacancy occurs, prior to hiring a new employee, incumbent employees shall be given an opportunity for transfers between locations.  The transferring employee(s) shall retain their seniority for earned vacation and pensions.  Their seniority date in the new location shall be in accordance with Section B above.  This transfer policy is attached as Appendix B.

ARTICLE IX
GRIEVANCES AND ARBITRATION

A.  GRIEVANCES

An earnest effort shall be made to promptly settle complaints in the following order and manner:

Step 1:  The employee and the steward shall discuss his complaint with his immediate supervisor within seven (7) days following the date the incident occurred that gave rise to the complaint; however, if the incident occurred while the employee was on an excused absence and he had no knowledge of it until his return to work, the seven (7) day period shall begin on his first scheduled work day following the return from the absence.  The employee, his shop steward, and his supervisor are encouraged to make every possible effort to settle the grievance at this stage.  The supervisor shall reply to the employee within three (3) days of the date the complaint was brought to his attention.

When the Company immediately agrees to resolve the issue, the Company will provide written documentation to the personnel department and Union in lieu of the formal grievance procedure.

Step 2:  A complaint, which is not resolved between the employee and his supervisor, must be reduced to writing and submitted to the department manager within seven (7) days of the supervisor’s reply.  The department manager and/or his designated representative and foreman involved shall meet with the employee, a local union officer and the steward within seven (7) days of the date the written grievance was received.  He shall give his written answer within three (3) days of the date of the meeting.

Step 3:  An appeal of the department manager’s answer must be made in writing to the Plant Manager or his designated representative within seven (7) days after receipt of the department manager’s answer by the local Union.  As a result of a meeting attended by the Plant Manager or his designated representative, together with the International Representative or his designated representative, a committee representing the Local Union, plus the aggrieved employee, a discussion of the appealed grievance shall take place within nine (9) days of the date the appeal notice was received.  The Plant Manager shall give his answer within ten (10) days of the date of the meeting.

A grievance not appealed from one step to the next within the specified time limits shall be considered settled on the basis of the last answer, unless such time limits are extended in writing by mutual agreement.  Failure on the part of the Company to answer within the specified time limits shall cause the grievance to be settled in favor of the grievant.

“Days” in the Grievance and Arbitration Articles shall mean calendar days, excluding Saturdays, Sundays, and Holidays.

B. ARBITRATION

1. An appeal of the Plant Manager’s answer must be made in writing to the Company within thirty (30) days.  An extension of this time limit will be granted up to a maximum of thirty (30) days if requested by the Union.  If written notice is given, the Company within three (3) days will ask the Federal Mediation and Conciliation Service to furnish the parties with a panel of seven (7) qualified arbitrators.  Within fourteen (14) days after receipt of the list of arbitrators, the Union and the Company shall alternately strike a name from the list.  The Union and the Company shall alternate on each case in being the first party to strike a name from the list, with the Union striking first on the first case under this new Agreement.  The person whose name remains shall be the arbitrator.  Either party has the right to reject one panel of arbitrators and another panel will be requested.

The decision of the arbitrator on all matters properly submitted, shall be final and binding on both parties to this Agreement.  Arbitrator selection shall be accomplished in accordance with the procedure in each Local Supplement if different from above.

2. The arbitrator shall have jurisdiction and authority only to interpret, apply, or determine compliance with the provisions of this Agreement, insofar as shall be necessary to the determination of grievances appealed to him.  He shall have no authority to add to, detract from, or alter in any way, the provisions of the Agreement, nor to establish or change any wage rate.  The same arbitrator shall not arbitrate multiple issues.

3. The Company and the Union shall share the expenses of the arbitrator equally.  The expenses of the witnesses shall be paid by the party requesting the witness to testify.

4. The arbitrator shall render his award within thirty (30) days after the receipt of post-hearing briefs.  If the parties do not file briefs, the arbitrator shall render his award within thirty (30) days after the close of the hearing.

ARTICLE X
VACATIONS

A. ELIGIBILITY

All hourly paid employees who have at least one (1) year seniority in the plant shall be granted a vacation with pay each calendar year.  Below are the numbers of years of continuous employment in the Company’s service that must be completed to be eligible for the number of weeks vacation indicated:

1 week vacation after           The actual number of weeks of

2 weeks vacation after         eligibility shall be those years

3 weeks vacation after         referred to in the Local Supplement

4 weeks vacation after         at each location.

5 weeks vacation after

6 weeks vacation after

B. An employee who works less than 1,040 hours because of an illness or injury shall receive credit for forty (40) hours per week for all full weeks lost because of such illness or injury.  The accumulation of these credits will be limited to the first calendar year of each continuous period of loss of hours due to such illness or injury.

C. VACATION PAY

1. The amount of vacation pay for an eligible employee shall be calculated at the rate of pay as set forth in each Local Supplement.

2. An employee who leaves the employ of the Company and has not taken the vacation to which he is entitled, shall receive vacation pay at the time of leaving the employment of the Company.  The amount of such additional vacation pay shall be prorated according to the number of months worked.

3. An employee who enters the armed services, retires, or dies, and who has completed one (1) year or more of continuous employment in the company’s service on the last previous anniversary date of such continuous employment, shall upon termination of employment receive in addition to vacation pay as provided above, vacation pay for time worked during the calendar year in which his employment is terminated.  The amount of such additional vacation pay shall be prorated according to the number of months worked.

B. VACATION PERIODS

1. Vacations shall be taken in periods of not less than one week, except as provided by other provisions of this Agreement that applies to Incremental Vacation.

2. Vacations are not accumulative from year to year.

3. Holidays falling in a vacation period shall not extend the vacation period.

4. Vacations will be taken to coincide with the established workweek.

5. The administration of the vacation scheduling for employees shall be the process that is established by the supplemental agreements at each Local facility.

ARTICLE XI
HOLIDAYS

Each employee shall receive eight (8) hours straight time pay at his hourly rate (including any additional pay provided in each Local Supplement) for the following holidays:  Memorial Day (Federal); Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, December 24, Christmas Day, December 26, a floating holiday, Good Friday, Easter Monday, New Years Day and Presidents’ Day.  These are identified maximum numbers of holidays only for purposes of this Agreement.  Each Local facility may contain a different number of holidays, but in no event will the number of holidays exceed the number listed in this Article.  In addition to the number deviation of holidays contained in each Local Supplement, each Local Supplement shall determine annually which of those holidays that the location wishes to recognize as holidays for the forthcoming year.  Such identification meeting shall occur in December of the prior year.  The method of calculating the proper classified rate may vary in each Local supplement.

A. ELIGIBILITY

1. The employee must have completed his probationary period prior to such paid holiday.

2. The employee must work his last scheduled workday before the holiday and his first scheduled workday after the holiday unless absence on either or both of these days is due to a layoff, absence with employer’s permission, bona fide illness of the employee, or illness of a member of the employee’s immediate family requiring his presence.

3. If a holiday occurs during a period when an employee who otherwise is eligible for holiday pay is laid off he will receive pay for such holiday when he returns to work, provided the entire duration of his layoff has not exceeded one hundred eighty (180) days.

4. An employee who is absent because of illness or industrial injury and is otherwise eligible for holiday pay will receive holiday pay in the regular pay period covering the holiday which occurs within one hundred eighty (180) days of his last day worked.

B.             An employee who is required to work on a holiday shall be paid time and one-half for all hours worked on the holiday; and in addition, if he qualifies as provided above, he shall be paid holiday pay.

C.             When any specified paid holiday is celebrated within an eligible employee’s approved vacation period and he is absent from work because of such vacation, he shall be paid for such holiday in accordance with the provisions set out herein.

D.            Hours not worked but paid for on a holiday shall be counted as time worked for the purpose of computing weekly overtime.

ARTICLE XII
HOURS OF WORK AND OVERTIME

A.           The established workweek begins at 7:00 a.m. on Monday and shall continue for seven (7) consecutive twenty-four (24) hour periods.  The workweek shall end at 6:59 a.m. the following Monday.  The starting of the workweek for the DairyPak plants may begin at 11:00 p.m. on Sunday and shall continue for seven (7) consecutive twenty-four (24) hour periods.  The workweek shall end at 10:59 p.m. the following Sunday.

B.             The normal schedule for shift workers, which includes a paid lunch period, is as follows:

First Shift - 6:30 a.m. to 2:30 p.m.

Second Shift - 2:30 p.m. to 10:30 p.m.

Third Shift - 10:30 p.m. to 6:30 a.m.

This shift starting and quitting time may vary between each Local Supplement.  However, in no event shall a shift begin any later then 7:00 a.m., 3:00 p.m. or 11:00 p.m. or end any later than 3:00 p.m., 11:00 p.m., or 7:00 a.m.

C.             Work performed prior to or following the work shift will be paid at the appropriate overtime rate.

D.            For the purpose of computing overtime, the workweek will be forty (40) hours and the workday will be eight (8) hours.

E.              All time worked by an employee in excess of eight (8) hours in any twenty-four (24) work period or over forty (40) hours in any work week shall be paid at one and one-half (1 ½) times the base rate.  It is further provided that hours not worked on any of the twelve (12) holidays designated in Article XI, Section A, of this Agreement shall be considered as hours worked in computing hours in excess of forty (40) per week.

F.              The normal schedule of day workers is 7:00 a.m. to 12:00 noon and 12:30 p.m. to 3:30 p.m., Monday through Friday.  The Company will arrange the schedule of day workers for five (5) consecutive days of eight (8) consecutive hours, lunch period of thirty (30) minutes excepted.  An employee on day work requested to work through meal time will continue to work until 3:30 p.m. unless the emergency work is completed and the employee requests to be released at 3:00 p.m.  Emergency work making it necessary to work through mealtime will be held to a minimum and will not be performed unless directed by the department manager.

G.             The Company will post changes in work schedules for the following week not later than 12:00 noon on Thursday.

H.            There shall be no duplication of overtime pay for the same hours, and payment of overtime for any hour or part of an hour on one basis shall exclude that time from consideration for payment of overtime on any other basis.

ARTICLE XIII
SHIFT DIFFERENTIAL

Employees working on the second and third shift shall be paid in accordance with the Local Supplements.  This amount may vary between each facility.

ARTICLE XIV
WAGES

Wage rates shall be paid in accordance with the Appendix attached as a part of the Local Supplement at each location.  The necessary increase of wages because of working in a higher classification or the lowering of wages because of working in a lower classification shall be in accordance with the methods provided in each Local Supplement.

A.           Rates on existing jobs shall not be subject to adjustment throughout the life of this Agreement, except as provided in “B” below.

B.             When new jobs are created, or when substantial charges are made in the duties and/or workload of existing jobs, the Company and the Union will meet within thirty (30) days from the date request is received, unless mutually agreed to extend the time limit, to negotiate the rate of the new job or the rate of the existing job that has been substantially changed.  If no agreement can be reached, the Company will set the job rate.  Such rate may be subject to negotiations at the next general contract negotiations, and any change agreed upon at that time will be made retroactive to persons then on the payroll of the Company to such time as the Company and the Union shall agree.

C.             The matter of wages is not to be a subject of arbitration.

D.            REPORTING TIME

1.               Should an employee report for work at his regularly scheduled time, and due to unavoidable circumstances his services are not required for that workday, payment will be made for four (4) hours straight time at his regular rate of pay.  Reporting time hours paid for, but not actually worked, will be counted toward computation.

2.               Reporting time pay shall not be paid if the failure to provide work is caused by storm, flood, fire, accidental breakdown, power failure, or other causes beyond the control of the Company.

ARTICLE XV
JURY DUTY

A.           When a regular employee is called upon to serve on a jury, he shall receive the difference between the amount received for such jury duty and the “total rate” he would have received on his regularly scheduled job at straight time, provided the employee notifies his supervisor so necessary arrangements can be made.

B.             If an employee is scheduled to work the third shift on the night before he reports for jury duty, he will be excused from work that night.  His pay will be computed as outlined above.

C.             Employees seeking reimbursement under this Article must present proof of hours served on jury duty and compensation received from the court in connection therewith.  In the event that an employee is required to appear in court as a witness or defendant, the Company will try to grant the employee time off without pay.

ARTICLE XVI
CALL-IN TIME

A.           An employee who is called in to work at a time other than his regularly scheduled shift shall be guaranteed a minimum of four (4) hours at his regular straight time rate or time and one-half for hours worked, whichever is greater.  An employee so called will be allowed to leave after the work for which he was called has been completed.  However, such employee may be required to do work of an urgent nature that has developed after the Company has called him.

B.             Call-in is not applicable when work is planned in advance and scheduled to commence at any specific time, if the employee is scheduled to work and is notified before leaving the mill on prior shift, or sixteen (16) hours in advance of starting time of such work.

ARTICLE XVII
DISCIPLINE AND DISCHARGE

A.           If an employee is called in for a disciplinary interview he/she shall be advised he/she has the right to union representation and the employee and union representative have the right to examine the materials in their personnel files if used in the disciplinary interview.  When a statement against an employee is to be entered into the personnel record of the employee, the Company will furnish the employee and the Union with a copy.

B.             An employee discharged shall have the right to request in writing the reason for such discharge.  A copy of the reason for such discharge shall be sent to the Local Union President.

C.             All disciplinary action will be taken within five (5) working days (excluding Saturdays, Sundays, and holidays) from the date the Company becomes aware of the infraction.

ARTICLE XVIII
FUNERAL LEAVE

A.           In the event of a death (except for the employee’s spouse, children, mother and/pr father) in the immediate family of an employee who has been in the employ of the Company for sixty (60) days or more, the employee will be compensated at a regular straight time rate of pay for his scheduled days of work lost up to a maximum of three (3) consecutive calendar days.  For the computation of the three (3) days maximum pay, the two (2) days preceding the funeral, the day of the funeral, and the day after the funeral are the only days to be considered.  In the event a Location has a greater number of days then those specified, the Local Supplement for the Location will apply. The Company may require proof of death and relationship before making such payments.

B.             The immediate family of the employee shall be limited to those listed in the Local Supplement at each location.

C.             Time spent while on funeral leave will be counted as hours worked for computing overtime.

D.            Funeral leave pay will not be payable if any of the days lost fall within an employee’s approved vacation period or leave of absence.  No allowance will be granted in the case where, because of distance or other cause, the employee does not attend the funeral of the deceased.

ARTICLE XIX
MILITARY LEAVE

A.           The Company shall comply with the applicable federal and state statues pertaining to the re-employment rights of returning servicemen/women.

B.             Any regular employee who is a member of a National or State Guard Unit, or any United States Armed Forces Reserve component, who is required to participate in training for thirty (30) days or less, or temporary guard duty, will be granted a leave of absence for such purpose and may receive pay from the Company as follows:

The difference between the base pay received from the government and the straight time earnings of his scheduled work hours at the mill during the period of absence, up to a maximum of ninety-six (96) hours in any one calendar year.

ARTICLE XX
LEAVE OF ABSENCE

A. GENERAL

1. Upon application by an employee and written permission from the Company, a leave of absence without pay may be granted at the discretion of the Company for a period of not more than thirty (30) calendar days without prejudice to seniority rights.

2. Extension may be granted at the discretion of the Company and seniority shall accrue during an approved extension.

3. Upon termination of an absence from work for five (5) or more scheduled workdays because of illness, or fifteen (15) or more calendar days for any reason other than vacation, the employee will report to the Medical Center.

4. An employee granted a leave of absence would notify his department manager at least twenty-four (24) hours in advance of the scheduled starting time of his job he will be ready to resume his work.

5. Copies of all approved leaves of absence and extensions thereof shall be furnished the Union.

6. A leave of absence is not required when absence is due to occupational injury or disease.

B. ELECTED OFFICE LEAVE

1. Employees who are duly elected to a full-time elected public governmental office at the Federal, State or Local level will be granted a leave of absence up to a maximum of four (4) years  (six (6) years if elected to the United States Senate).

2. In the case of an employee elected to the State or Federal House of Representatives or Senate, a leave of absence will be granted and seniority shall accrue for the length of time the body is in full session.

3. Seniority shall not accrue during an elected office leave except as provided above.  The Company shall be notified at least two (2) weeks prior to the end of the leave of the employee’s intent to return.

C. UNION LEAVE

1. Employees may be granted a leave to work for the International Union and employees to work for the Local Union, provided the request is made in writing by the Union and approved by the Company. Such leave shall have a maximum of two (2) years.  Extensions may be granted at the discretion of the Company.

2. Seniority shall accrue during a Union leave.  When a promotion becomes available for which an employee who is on Union leave is eligible, that promotion shall be offered to him upon his return from leave.  The company shall be notified at least two (2) weeks prior to the end of the leave of the employee’s intent to return.

D. FAMILY MEDICAL LEAVE

In accordance with the provisions of the Family Medical Leave Act, the Parties agree a request for Family Medical Leave will be granted when applied for by an employee.  This Family Medical Leave will be granted without sacrifice of any other negotiated benefits.  (See MOA referenced in Appendix D)

ARTICLE XXI
MISCELLANEOUS

A.           Supervisors will not perform work normally done by hourly rated employees, nor will the Company condone such work, except in cases of emergencies or unforeseen circumstances where failure to act promptly might result in harm or damage to personnel, plant, or equipment.

B.             When it becomes necessary to change methods of operation or kinds of products, which may result in elimination of jobs or combining of jobs, the Company will advise and negotiate the matter with the Local Union.

C.             With respect to the subject of contracting out, it is understood production employees will normally perform production work and maintenance employees will normally perform maintenance work.  It is understood there may be times the Company must employ the service of outside contractors.  The Company will notify, meet and discuss the need, manner and necessity to use such outside services with the Union prior to letting of the contract.  If the work can be accomplished by the use of mill forces then bargaining employees will perform the work.

Excluding from these provisions are new construction and major replacement of equipment that requires special tools or equipment.  The use of outside contractors shall be unionized contractors as long as cost and service levels are competitive.

D.            Each employee is expected to respect his supervisors and each supervisor is expected to respect the employee.  Both parties to this Agreement realize the importance of getting along in the plant.  Harassment, profanity, or any other act of disrespect in the plant will not be tolerated.

E.              Items pertaining to any particular location at the time of development of this Master Agreement will continue to be handled by the Supplement at each Location.

F.              The Company will compensate those Union Officers, Stewards, or members, as designated by the Union at their respective hourly rates for the time lost from work due to keeping their appointments with Management, or investigating incidents that may become grievances.

G.             Future medical/dental plan cost increases and decreases, starting 1/1/07, will be shared 50/50 until employee contribution reaches 20% of premium, starting with current dollar contributions.  This change will replace all current cost sharing language in the Master and Local Supplements.

H.            Attached as Appendix D, is a listing of Memorandum Of Agreement’s (MOA’s) and Side Letter Agreements incorporated into this Agreement by reference.

ARTICLE XXII
COMPANY RULES

Company rules include those listed in each Local supplement and are included in this Master Agreement by reference.  Changes or additions to these rules may be made from time to time and the parties shall agree on the rules prior to the notification to all employees.  By the publishing of these rules and notification of changes and additions, it shall be considered that employees will have complete knowledge of the rules.  The employees shall abide by the Company’s rules and practices.

ARTICLE XXIII
NON-COERCION

The Company agrees not to interfere in any way with the exercise by employees of their legitimate rights to join and be active in the Union.  The Union agrees not to intimidate or coerce employees to join the Union.

ARTICLE XXIV
CONTRAVENTION OF LAW

If any provision or section of this Agreement is found to be in violation of laws or regulations of the United States, or the State in which the mill covered by this Agreement is located, such provisions shall be superseded by the appropriate provisions of such law or regulations, so long as same is in force and effect.  All other provisions of this Agreement shall continue in full force and effect.  The parties will discuss any change to a federal or state law, which may be related to this Agreement, and if it is found to affect a provision of this Agreement, the parties shall meet and negotiate the change or changes to the Agreement to conform to the law.  Should Section 14B of the National Labor Relations Act be amended or repealed, by either the State or Federal Government, the Company will notify the bargaining unit members they have thirty (30) days to become members of the Union.

ARTICLE XXV
DEDUCTION OF UNION DUES

A.           Subject to the provisions of State and Federal laws, the Company agrees to make a payroll deduction of current Union dues of employees who are members of the Union.  This deduction will commence with the next full bi-weekly pay period following receipt of an authorization signed by the employee in the following form:

The form shall be the standard form for Union dues deduction provided by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW).

B.             It shall be the sole obligation of the Company to remit the sums deducted to the designated Financial Officer of the Local Union.  The Union shall keep the Company harmless against all claims, demands or other forms of liability that may arise out of the Company’s compliance with this Article.

C.             The Company agrees that it will deduct voluntary contributions to the USW Political Action Fund each pay period from the earnings of those employees who voluntarily authorize such contributions on forms provided for that purpose by the USW/PAC.  The signing of USW/PAC checkoff forms and the making of such voluntary contributions are not conditions of membership in the Union or of employment with the Company.  The USW/PAC checkoff program shall remain in compliance with any applicable state or federal statute.

The Company shall remit monthly to the Treasurer of the USW/PAC, the total amount of voluntary contributions and a list of the employees who made said voluntary contributions.  The remission of monthly USW/PAC checkoff will be made to the USW Political Action Fund at Five Gateway Center, Pittsburgh, PA 15222 within fifteen days following the end of each month.

The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this understanding.

ARTICLE XXVI
SAFETY AND HEALTH COMMITTEE

1. The Company agrees to provide and maintain a safe and healthy workplace for its employees.  The Company will maintain all reasonable and necessary precautions for safeguarding the safety and health of employees and employees are expected to cooperate in the implementation of this safe work environment.

2. In addition to “for cause” drug and alcohol testing, “post accident” drug and alcohol testing will be used by the Company in the event of on the job injuries.  It is understood that such testing will be conducted only when an injured employee is treated by a licensed physician.  This provision becomes effective 1/1/07.  The method of administering this provision shall be set forth in each Local supplement of this Agreement.

ARTICLE XXVII
ATTENDANCE POLICY

The need for all employees to attend work whenever scheduled is an inherent portion of this work process.  Therefore, each location shall establish and maintain an attendance policy that fits the circumstances at each of their locations.  Such attendance policy shall be included as part of this Agreement by reference.

ARTICLE XXVIII
CONTINUOUS WORK

In consideration of the Union’s execution of this Agreement, the Employer promises its operations covered by this Agreement shall not be sold, conveyed, or otherwise transferred or assigned to any successor without first securing the agreement of the successor to assume the Employer’s obligations under this Agreement.

ARTICLE XXIX
PROFIT SHARING

A.           The intention of Blue Ridge Paper Products Inc. is to establish a profit sharing program to bind Blue Ridge Paper and its Union employees together in a team to improve Company profits.  Increased profits in one fiscal year may be used in part to increase wages of its employees in the next fiscal year.

B.             The Company will pay to its hourly employees the contracted amount of operating profits before taxes earned in the fiscal year January 1 to December 31 of any given year.  The total payments due will be divided equally between employees on an annual basis.

C.             Blue Ridge Paper Products Inc. will absorb the administrative costs of the plan.

D.            The full contents of the Profit Sharing plan are attached hereto as Appendix A. It shall describe this Profit Sharing plan in detail.

ARTICLE XXX
WORK PLACE CULTURE DEVELOPMENT

The parties signatory to the Labor Agreement between the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) and its affiliated Local Unions and Blue Ridge Paper Products Inc. (an ESOP Company) at each of its locations do jointly enter into the following agreement:

There is a mutual recognition on the part of both the Union and the Company in order to maintain economic viability, gain a competitive advantage in the marketplace, and maintain job security, it is necessary for Blue Ridge Paper Products Inc. to upgrade profitability through increased efficiency, team effort, mutual cooperation and the elimination of barriers to improved productivity.

It is agreed between the parties, as part of Work Place Cultural Development, during the life of the Agreement the Company and the Union will work together to explore either new or improved work processes or concepts.  It is understood that any subsequent changes that may be required in any provisions of the Agreement are subject to negotiations and agreement between the parties.

The method of development of this Work Place Culture shall be determined by each location.  Its necessary and use shall be incorporated as part of this agreement by reference.

Each Location shall have a Work Place Culture Steering Committee.  The provisions set forth in each Local supplement shall determine the creation and maintenance of this Committee.

ARTICLE XXXI
ESOP RECOGNITION AND ELECTION

The Bargaining Unit members recognize with the ratification of this Labor Agreement they are accepting the Employee Stock Ownership Plan (ESOP) as a part of this Agreement.  The ESOP, along with its supporting documents is incorporated herein by reference. (See Appendix C)

A. Board of Directors

1. The Company and the Union acknowledge that every member of the Company’s Board of Directors (Board, members of such Board, Directors) has a fiduciary duty to the Company and all of its stockholders.

2. The Company agrees that the Union shall have the right, subject to the procedure; the Directors’ discharge of their fiduciary duties; and as described below, to designate three (3) individuals to serve on the Board.

a. The International President shall provide the Board’s Chairman with the names and resumes of the individuals whom s/he wishes to have serve on the Board.

b. Provided that the individuals are acceptable to the Chairman, (it being understood that in all respects each individual will be dealt with separately) such acceptance not to be unreasonably withheld, the Chairman shall promptly recommend such individual(s) to the Board’s Nominating Committee, who absent compelling reasons to the contrary, shall promptly recommend such individual(s) to the full Board for election at its next meeting.

c. Once elected, the individual(s) shall be recommended by the Board for election by the shareholders to serve a regular term at the Company’s next Annual Meeting of Shareholders.

3. If after election, the individual(s) becomes unwilling or unable to serve, or the Union wishes to replace one or all of them, the International President shall provide the Board’s Chairman with the name of a new individual(s) whom s/he wishes to have serve on the Board and the process outlined above shall thereafter be followed.  In such case the individual(s) previously named by the International President may be removed from or not nominated for re-election to the Board.

4. At the time that any person is nominated by the Union as provided in this Section A, said nominee shall acknowledge in whatever fashion such acknowledgement is given by all of the Company’s other Directors, that such nominee, if elected to the Board, would have a fiduciary duty to the Company and its stockholders.

B.            Benefit Pool

There shall be a pool of funds established from unused funds that result from the contribution from Blue Ridge Paper Products to employee benefits.  At the conclusion of the Labor Agreement or the sale of Blue Ridge Paper Products, any funds that remain in this pool, including any earned interest, shall be distributed to bargaining unit employees.  This distribution shall be in some type of monetary compensation.

ARTICLE XXXII
ESOP DISPUTE RESOLUTION

Any ESOP Plan or Board of Directors disputed issues or fiduciary responsibility issues shall be handled in the following manner:

1.               The ESOP Plan Administration Committee shall appoint a Mediator to explore resolution of the dispute.

2.               Failing to achieve resolution of the dispute by a Mediator, the complainant and the ESOP shall mutually agree on an arbitrator to hear the disputed issue.  At the conclusion of the hearing the arbitrator shall be required to provide the Parties with an immediate decision.  The arbitrator’s decision shall be final and binding on all parties.

ARTICLE XXXIII
ESOP PLAN ADMINISTRATION COMMITTEE

There shall be an ESOP Plan Administration Committee created and maintained for the ESOP.  This Committee shall have two (2) Union members nominated and elected to this position.  These members shall be from the Canton and Waynesville, North Carolina locations.

There shall as well be an ESOP Plan Administration Sub-Committee created and maintained for the ESOP.  This Sub-Committee shall have two (2) Union members nominated and elected to this position from each DairyPak location.  All committee positions shall be for terms of two (2) years.

ARTICLE XXXIV
ESOP TRUST COMMITTEE

There shall be an ESOP Trust Committee created and maintained.  This committee shall have two (2) Union members nominated and elected to this committee.

There shall be an ESOP Trust Sub-Committee created and maintained.  This Sub-Committee shall have two (2) Union members nominated and elected to this Committee from each DairyPak location.  All committee positions shall be for terms of two (2) years.

ARTICLE XXXV
COMMITTEE COMPENSATION

All Board of Director and Committee positions shall be reimbursed for any hours lost from work at their regular rate of pay.  The Company shall pay this reimbursement.

ARTICLE XXXVI
SEVERANCE PAY

In the event a plant must sustain a permanent curtailment or shut down, an employee with one (1) or more year’s plant seniority will be eligible for severance pay.

A laid off employee entitled to severance pay will be paid one (1) week of pay for each year of continuous service at his classified rate of pay.

The employee’s continuous service shall be calculated from his most recent date of hire without further interruption in service.

If an employee is recalled after having received all the severance pay due, he or she, will begin again as of the date of his or her return accumulating a period of time which will be credited toward any future lay-off.

This Master Agreement, including any appendix or exhibits hereto, and the Local Supplemental Agreements, embodies the entire agreement and understanding of the parties in all respects.  This Master Agreement and the Local Supplemental Agreements supersede all prior agreements and understandings between the parties.

IN WITNESS WHEREOF, the parties hereto, have caused their names to be subscribed below by their duly authorized officers and representatives as of this               day of                         , 2006.

United Steelworkers, AFL-CIO/CLC		Blue Ridge Paper Products Inc.
41 Main Street
Canton, NC, 28716

By:		By:	/S/ Darrell E. Douglas
	Leo G. Gerard		Darrell E. Douglas
	International President		VP-Human Resources

/S/ Terry Huskey
	James D. English		Terry Huskey
	International Secretary-Treasurer		VP-Gen. Mgr. Paper Division

/S/ Robert M. Shanahan
	Thomas Conway		Robert M. Shanahan
	International Vice President		VP-Mfg., Mill Mgmt.-Canton, NC
Administration

/S/ David M. Lewallen
	Fred Redmond		David M. Lewallen
	International Vice President		VP-Operations, DairyPak
Human Affairs

/S/ Alan W. Denney
	C.L. “Connie” Entrekin		Alan W. Denney
	Director, District 9		VP & Gen. Mgr. Extrusion—
Waynesville

	Stan Johnson		/S/ James E. Froehlich
	Assistant to the Director, District 9		James E. Froehlich
Director Human Resources-Canton

Local Union Negotiating Committee:
/S/ Chuck Grotsky
Chuck Grotsky
	/S/ Howard Taylor		Manager HROD-Olmsted Falls, OH
President Local No. 507
/S/ Larry Foster
	/S/ Robert Riggs		Larry Foster
	President Local No. 673		Plant Manager-Clinton, IA

	/S/ Mark Howard		/S/ Jeff Hykin
	President Local No. 761		Jeff Hykin
Plant Manager-Olmsted Falls, OH
/S/ Pat Kitchens
	President Local No. 794		/S/ Victor G. Orr
Victor G. Orr
Plant Manager-Athens, GA

Appendix A

AGREEMENT ON PROFIT SHARING

On this 14th day of May 1999, Blue Ridge Paper Products Inc. hereinafter referred to as the Company, and the USW and its Locals, hereby agree to the establishment of this Profit Sharing Plan for the purpose of providing profit sharing contributions by the Company to eligible employees:

1.              Eligibility

Eligible employees are all active employees of Blue Ridge Paper Products Inc., including those who retire, die, go on military, pregnancy, union or sick leave, or are laid off during a Plan Year, who have completed the probationary period (as set forth under the Collective Bargaining Agreement between the parties) as of the last day of such Plan Year, and have completed 1,000 or more hours.  Plan Years end on December 31.

2.              Contribution Formula

The total Profit Sharing Contribution each Plan Year shall be an amount equal to 10% of Profit, as defined in Section 3.

3.              Definition of Profit

Profit means the Company’s reported profit, before income taxes, and before deductions.

4.              Allocation of Benefits

The total Profit Sharing Contribution shall be divided equally among eligible employees, as determined under the Eligibility clause.  Eligible employees or their beneficiaries who retire, die, go on military, pregnancy, union or sick leave, or are laid off during a Plan Year will receive their applicable profit sharing check for the Plan Year the event occurs.

5.              Distribution of Benefits

The Company shall pay all Profit Sharing Benefits by separate check within 90 days following the close of the Plan Year.

6.              Audits and Reports

Future changes in the Company’s accounting procedures should not significantly affect payments under this Plan.  The parties shall meet prior to the determination of the annual Profit Sharing Contribution to discuss the adjustments, if any, needed to offset such changes.

All computations and adjustments required under this Plan shall be reviewed by an Auditor, who shall be from an independent Certified Public Accounting firm that is mutually acceptable to the Company and the Union.  As soon as practicable after the close of each Plan Year, the Auditor shall provide the Union with a report on the operation of the Plan.  Such report shall include information on the adjustments, if any, that are necessary to determine Profits in Section 3, and other relevant information reflecting Plan experience.  In addition, the Company shall respond as soon as practicable to requests from the Union for information supporting the Profit Sharing Contribution calculations.  The Union shall have access to all financial records for the purpose of verifying the profit sharing calculations.

If the Union should question a conclusion or decision of the Auditor, the Auditor shall review its methods and procedures with the Union and will take into account any new information, which may be developed by such review.

7.              Other Understandings

A.           In the event an otherwise eligible employee dies during a Plan Year, his/her Profit Sharing Benefit shall be paid to the person designated as his/her Beneficiary under the Company’s group life insurance plan.

B.             The parties agree to refer any disagreement over the interpretation of the terms of this Agreement to a mutually acceptable impartial person or persons for resolution.

8.              Effective Dates and Duration

The Plan will become effective May 14, 1999.  This Agreement and the Plan will continue in effect until May 13, 2006, and will continue from Plan Year to Plan Year thereafter unless either party, upon written notice to the other, requests a modification, change or termination of the Agreement at the end of such yearly period; provided further, the party requesting such modifications shall, at least sixty (60) days prior to December 31st, or prior to the completion of any such subsequent yearly period, as the case may be, serve notice in writing upon the other party setting forth such changes or modifications so desired, together with a request that a meeting be held to discuss such proposals, and both parties shall thereupon arrange such meetings as may be required for the purpose of negotiating on such proposals.

Appendix B

HOURLY RELOCATION GUIDELINES

At the time a Blue Ridge manufacturing location makes a decision to fill an hourly job position(s) from outside the facility (new hire), the following guidelines will apply per Article VIII (Seniority), Section I (Transfers), of the new master Labor Agreement.  Note:  These guidelines are effective for all current Blue Ridge Paper Products Inc. manufacturing facilities.

1.               When a vacancy occurs, prior to hiring a new employee, incumbent Blue Ridge employees shall be given an opportunity for transfers between locations.  It will be the responsibility of the location Human Resources representatives to notify other Blue Ridge manufacturing facilities of vacancies utilizing the attached form (A).  This form will be transmitted after all internal bidding procedures have been utilized at a facility and a decision has been made to fill the vacancy externally.

2.               “Incumbent Blue Ridge employees,” as used above, includes current active employees as well as laid off employees so long as they continue to maintain recall rights under the terms of their location labor agreement.

3.               Although current Blue Ridge incumbent employees shall be considered prior to hiring from the outside, interested employees are still subject to the selection criteria (i.e., interview, testing, drug screening, etc.) in effect at the receiving location.  Whenever possible the selection process will be coordinated with the interested employee’s current location to minimize travel (i.e., telephone interview, local testing and/or drug screening, etc.).  It must also be understood that the receiving location controls the timing of their vacancies and to be considered the employee must be able and willing to make themselves available based upon the time constraints of the receiving location.

4.               If an incumbent employee satisfies the hiring criteria and accepts an offer of employment at another Blue Ridge facility, they will establish a new plant seniority date consistent with the date they report for work at their new location.  Transferring employees will not be subject to the new hire probationary period at the receiving location.

5.               Transferring employees shall only retain their prior location seniority for earned vacation and pension.  Their selection of specific vacation weeks will be in accordance with their new seniority and vacation scheduling procedures at their new location.

6.               Any existing waiting periods for employee benefits will be waived for a transferring employee and the employee will be immediately eligible for those benefits in effect at the new location.

7.               A transferring employee will maintain membership in the international union and will be a member of the local union on the date of transfer.

Appendix C

EMPLOYEE STOCK OWNERSHIP PLAN

Refer to Blue Ridge Paper Products Inc. Employee Stock Ownership Plan incorporated herein by reference. Copies of the Plan are available from

The Blue Ridge ESOP

41 Main St.

Canton, NC 28716

Attn:  ESOP Coordinator

Appendix D

Listing of Side Letter Agreements and MOA’s incorporated in the Master Agreement by reference.

1. MOA regarding Health Care Program for 2003 and future years, dated November 2. 2002.

2. MOA regarding “Clarification of Article XX “Leave of Absence, Section D., “Family Medical Leave”, effective April, 28, 2004.

3. MOA interpreting Article V of the Master Labor Agreement, dated January 20, 2005.

4. Side Letter Agreement dated July 10, 2006 regarding a potential future Acquisition of or by Blue Ridge Paper Products Inc.

5. Side Letter Agreement dated July 10, 2006 regarding the “Right to Terminate” the Labor Agreement by the Union upon the occurrence of certain circumstances.